Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No.: 333-131600 (Dated January 8, 2006)

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-867-2654.

This free writing prospectus is not required to contain all of the information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus is preliminary and is subject to change. The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase the offered securities, supersedes any prior version of this free writing prospectus and any information contained in any prior similar free writing prospectus relating to these securities. If a preliminary prospectus is conveyed to you prior to your commitment to purchase, that document supersedes all other information provided to you concerning the offered securities.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The securities referred to in this free writing prospectus are being offered when, as and if issued. The issuer is not obligated to issue any such securities or any similar securities, and all or a portion of the securities may not be issued that have the characteristics described herein. The underwriter's obligation to deliver such securities is subject to the terms and conditions of the underwriting agreement with the issuer and the availability of the securities having the characteristics described herein. If, for any reason, the issuer does not deliver such securities, the underwriter will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

Certain of the information contained herein may be based on numerous assumptions (including preliminary assumptions about the pool assets and structure), which may not be specifically identified as assumptions in the information. Any such information or assumptions are subject to change. If so, prior to the time of your commitment to purchase, you should request updated information based on any assumptions specifically required by you.

Any legends, disclaimers or other notices that may appear in this free writing prospectus or on any electronic communication to which this free writing prospectus is attached which state that (1) these materials do not constitute an offer (or a solicitation of an offer), (2) no representation is made as to the accuracy or completeness of these materials and that these materials may not be updated or (3) these materials may be confidential are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.

This free writing prospectus relates to Registration Statement No. 333-131600.

PLEASE DO NOT ALTER THIS PAGE. IT IS CUT DIRECTLY INTO A MODEL.

LTV :	Fixed $	2/28 $	3/27 $	5/25 $	Other	MH Stratification:
70 and below	20,649,828	0	1,600,000	18,525,376	24,969,821	Total Balance	0
70.01 to 75	5,320,637	0	0	12,931,702	12,252,780	% Pool Balance	0.00%
75.01 to 80	64,382,789	0	2,684,818	100,857,721	62,890,065	Ave. FICO	n/a
80.01 to 85	1,773,509	0	0	709,180	820,250	Ave. LTV	n/a
85.01 to 90	11,531,495	0	205,100	5,590,552	5,045,094	% Full Docs	n/a
90.01 to 95	4,908,520	0	0	5,119,339	4,188,636
95.01 to 100	2,678,365	0	0	1,133,884	777,085	Silent Seconds Stratification:
100.01 plus	0	0	0	0	0	Total Balance	147,699,493
						% Pool Balance	39.75%
FICO						Ave. FICO	709
Below 550	510,019	0	0	0	0	Ave. LTV	78.46%
550 to 574	0	0	0	0	0	% Full Docs	0.00%
575 to 599	243,260	0	0	0	0
600 to 624	2,495,380	0	0	4,330,875	2,128,783	Second Lien Stratification:
625 to 649	13,888,814	0	0	14,552,869	12,150,661	Total Balance	0
650 to 674	21,571,774	0	428,000	21,466,845	16,594,259	% Pool Balance	0.00%
675 to 699	21,899,052	0	1,103,499	34,224,982	27,052,765	Ave. FICO	0
700 plus	50,636,844	0	2,958,419	70,292,182	53,017,263	Ave. LTV	0.00%
						% Full Docs	0.00%
Property Type:
Single-Family Detached	67,789,956	0	3,293,218	89,282,856	65,503,939	LTV Above 90 Stratification:
PUD	15,310,205	0	479,900	30,979,053	18,061,335	Total Balance	18,805,829
Condo	12,952,834	0	716,800	15,130,271	14,257,866	% Pool Balance	5.06%
2-4 Family	14,092,393	0	0	7,632,564	11,791,842	Ave. FICO	706
Manufactured House	0	0	0	0	0	Ave. LTV	95.71%
Other	1,099,754	0	0	1,843,009	1,328,749	% Full Docs	2.75%

Purpose:
Purchase	78,028,471	0	4,163,518	88,019,292	55,826,782
Refinance rate/term	8,151,527	0	0	14,134,078	10,117,862
Cash Out Refi (COF) w LTV<=70	11,412,368	0	0	11,843,708	19,309,798
COF with LTV 70.01 to 75	939,201	0	0	4,929,335	3,530,761
COF with LTV 75.01 to 80	9,037,451	0	326,400	23,994,453	19,123,456
COF with LTV 80.01 to 85	423,467	0	0	433,500	272,000
COF with LTV 85.01 to 90	1,884,994	0	0	216,000	2,363,219
COF with LTV 90.01 to 95	1,367,664	0	0	1,297,387	399,852
COF with LTV 95.01 to 100	0	0	0	0	0
COF with LTV 100.01 plus	0	0	0	0	0
Other	0	0	0	0	0

Occupancy Status:
Owner Occupied	82,750,746	0	4,244,879	128,180,440	93,221,104
2nd Home	5,954,110	0	205,100	4,439,109	6,644,329
Investment	22,540,286	0	39,939	12,248,205	11,078,298
Other	0	0	0	0	0

Loan Balance
50,000 and below	1,867,855	0	39,939	24,605	138,169
50,000.01 to 100,000	11,863,784	0	100,000	2,308,804	1,341,463
100,000.01 to 150,000	21,053,405	0	0	6,877,253	5,803,236
150,000.01 to 200,000	19,720,572	0	174,800	10,962,975	6,289,626
200,000.01 to 400,000	38,353,776	0	1,203,180	38,928,104	34,630,092
400,000.01 to 500,000	5,745,739	0	428,000	31,342,153	19,554,679
500,000.01 to 600,000	5,992,230	0	1,043,999	18,134,805	17,883,565
600,000.01 to 1,000,000	5,459,703	0	0	33,851,439	25,302,901
1,000,000.01 and above	1,188,078	0	1,500,000	2,437,616

Loan Term
>30 Years	0	0	0	0	0
30 Years	111,245,142	0	4,489,918	144,867,754	110,943,731
20 Years	0	0	0	0	0
15 Years	0	0	0	0	0
Other	0	0	0	0	0

Documentation Type
Full Documentation	1,298,998	0	0	689,667	0
Limited Documentation	0	0	0	0	0
Stated Docs with LTV <= 70	16,005,752	0	1,600,000	15,935,962	23,871,620
Stated Docs with LTV 70.01 to 75	4,428,435	0	0	12,819,886	11,692,780
Stated Docs with LTV 75.01 to 80	57,675,209	0	2,684,818	96,677,540	58,957,228
Stated Docs with LTV 80.01 to 85	927,306	0	0	709,180	272,000
Stated Docs with LTV 85.01 to 90	10,334,226	0	205,100	5,175,221	4,712,544
Stated Docs with LTV 90.01 to 95	3,623,070	0	0	3,691,717	2,978,572
Stated Docs with LTV 95.01 to 100	2,678,365	0	0	1,133,884	777,085
Stated Docs with LTV above 100.01	0	0	0	0	0
Other	14,273,781	0	0	8,034,697	7,681,901

Lien Status
1st Lien	111,245,142	0	4,489,918	144,867,754	110,943,731
Second Liens with LTV <= 85	0	0	0	0	0
Second Liens with LTV 85.01 to 90	0	0	0	0	0
Second Liens with LTV 90.01 to 95	0	0	0	0	0
Second Liens with LTV 95.01 to 100	0	0	0	0	0
Second Liens with LTV above 100.01	0	0	0	0	0

Interest Only
Dollar of Mortgage Type	13,478,470	0	4,349,979	128,667,042	100,264,305
Ave. FICO	693	0	749	706	702
Ave. LTV	77.61%	0.00%	68.21%	77.72%	75.15%
% Stated Docs	100.00%	0.00%	100.00%	99.65%	100.00%
% Full Docs	0.00%	0.00%	0.00%	0.35%	0.00%